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[GRAPHIC OMITTED]                                                 BEL FUSE INC.
                                                           206 Van Vorst Street
                        FOR IMMEDIATE RELEASE             Jersey City, NJ 07302
                                                                www.belfuse.com
                                                               tel 201.432.0463
                                                               fax 201.432.9542
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INVESTOR CONTACT:                                              COMPANY CONTACT:
Neil Berkman Associates                                        Daniel Bernstein
(310) 277-5162                                                        President
info@berkmanassociates.com                                       (201) 432-0463
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                        BEL REPORTS FIRST QUARTER RESULTS

     Net Income Is $0.16 Per Diluted Share Versus A Loss of $0.17 Per Share
              Revenue Increases to $24.9 Million From $16.5 Million

         JERSEY CITY, NEW JERSEY, April 29, 2003 . . . BEL FUSE INC. (NASDAQ:BELFA & NASDAQ:BELFB) today announced preliminary unaudited results for the first quarter ended March 31, 2003.

         Net income for the first quarter increased to $1,780,000, or $0.16 per diluted share. This compares to a net loss for the first quarter of 2002 of $1,821,000, or $0.17 per share. Revenue increased 51% to $24,947,000 for this year's first quarter from $16,514,000 for the first quarter of 2002.

         Effective March 22, 2003, Bel completed the acquisition of the Passive Components Group from Insilco Technologies, Inc., which included the net assets of Stewart Connector Systems, Inc., InNet Technologies, Inc., Signal Transformer Co., Inc. and related entities. The contribution to Bel's first quarter revenue attributable to this acquisition was approximately $1,900,000.

         Daniel Bernstein, President, said, "Together with the acquisition in January 2003 of the Communications Products Division of Advanced Power Components plc (APC), the Insilco transaction expands our customer base throughout the world and diversifies our product line, making Bel more attractive to customers seeking a greater variety of products from individual suppliers."

         Bernstein added, "The integration of APC is complete, and we have already made significant progress consolidating the Insilco companies into Bel's global operations. We expect this project to be substantially completed during the second quarter."

         At March 31, 2003, Bel reported cash, cash equivalents and marketable securities of approximately $41,711,000, working capital of approximately $84,715,000, a current ratio of 4.5-to-1, total term debt of $10,000,000 and shareholders' equity of approximately $132,161,000.

ABOUT BEL

         Bel (www.BelFuse.com) and its subsidiaries are primarily engaged in the design, manufacture and sale of products used in networking, telecommunications, high speed data transmission, automotive and consumer electronics. Products include magnetics and connectors for voice and data transmission, fuses, DC/DC converters, delay lines and hybrid circuits. The Company operates facilities around the world.

                                     (more)

BEL REPORTS FIRST QUARTER RESULTS
April 29, 2003

Page Two


CONFERENCE CALL

         Bel has scheduled a conference call at 11:00 AM ET today. A simultaneous WebCast of the conference call may be accessed online from the Investor Information link at www.BelFuse.com. A replay will be available after 6:30 PM ET at this same Internet address. For a telephone replay, dial
(800) 633-8284, reservation #21141301 after 1:00 PM ET.

FORWARD-LOOKING STATEMENTS

         Except for historical information contained in this news release, the matters discussed,including, the Company's timing estimate with respect to the integration of the businesses acquired from Insilco and statements made regarding customer preferences, are forward looking statements that involve risks and uncertainties. Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers, the continuing viability of sectors that rely on our products, the effect of business and economic conditions; the difficulties inherent in integrating remote business that may have followed business practices that differ from the Company's business practices; capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products, and the risk factors detailed from time to time in the Company's SEC reports.

                                (table attached)

                         BEL FUSE INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                   ($000 omitted, except for per share data)


                                        Three Months Ended
                                             March 31,
                                        -------------------
                                          2003       2002
                                        --------   --------
                                            (unaudited)

Net Sales                               $ 24,947   $ 16,514
                                        --------   --------
Costs and Expenses:
  Cost of Sales                           17,967     14,361
  Selling, General and
    Administrative expenses                4,847      4,094
                                        --------   --------
                                          22,814     18,455
                                        --------   --------
Income (loss) from operations              2,133     (1,941)
  Other income - net                         116        252
                                        --------   --------
Earnings (loss) before
  income tax provision                     2,249     (1,689)
Income tax provision                         469        132
                                        --------   --------
Net Earnings (Loss)                     $  1,780   $ (1,821)
                                        ========   ========

Net Earnings (Loss) per common share:
  Primary                               $   0.16   $  (0.17)
  Diluted                               $   0.16   $  (0.17)

Average common shares outstanding:
  Primary                                 10,945     10,847
  Diluted                                 11,072     10,847



                   CONDENSED CONSOLIDATED BALANCE SHEET DATA
                                ($000 omitted)

                  Mar. 31,   Dec. 31,  LIABILITIES AND        Mar. 31,  Dec. 31,
ASSETS              2003       2002       EQUITY                2003      2002
------            --------  --------   ---------------       ---------  --------
                (unaudited)                                 (unaudited)

Current assets $105,700 $ 94,504 Current liabilities $ 20,985 $ 11,715 Property, plant &
 equipment, net   $ 48,082  $ 37,605    Long-term liabilities $ 13,176  $  4,519
Goodwill, net     $ 11,641  $  7,625
Other assets      $    899  $  7,159    Stockholders' equity  $132,161  $130,659
                  --------  --------                          --------  --------
Total assets      $166,322  $146,893    Total liabilities &
                  ========  ========       equity             $166,322  $146,893
                                                              ========  ========